Exhibit 99.1

Kemper Names Former USAA CEO Stuart Parker to Board of Directors

CHICAGO, November 2, 2020 - Kemper Corporation (NYSE: KMPR) announced today that its board of directors has elected former USAA CEO Stuart Parker as a director.

Parker served as Chief Executive Officer for USAA from 2015 until his retirement in February 2020. He spent more than 21 years with USAA in roles including Chief Operating Officer, Chief Financial Officer, President of the Property & Casualty Insurance Group, and President of Financial Planning Services. He has a bachelor’s degree in business administration from Valdosta State University and an MBA from St. Mary’s University. Parker was a distinguished graduate of the Air Force ROTC program and served in the U.S. Air Force for nearly 10 years, serving in Operations Desert Shield and Desert Storm.

“Stuart’s experience as an insurance industry CEO and his extensive track record as an accomplished leader make him a valuable addition to our board,” said Board Chairman Robert J. Joyce. “We look forward to the operational knowledge and perspective he will bring to Kemper.”

“Stuart’s high level of expertise and deep understanding of the insurance business will be a great asset to our board,” said Joseph P. Lacher, Jr., President and CEO. “His success in advancing strategy through transformational customer service, accelerating product development, and digital innovation will be immensely beneficial to further Kemper’s growth strategy.”

Parker will be a member of the board’s Audit Committee, and his appointment expands the board to 11 directors, nine of whom are independent.

“I’m excited for the opportunity to join Kemper’s board, a company I admire for its strong track record of delivering value for their stakeholders,” said Parker. “Kemper’s strategic focus on long-term profitable growth has the company well-positioned for the future and I look forward to partnering with the board and the dynamic leadership team as they continue the upward trajectory.”

About Kemper
The Kemper (NYSE: KMPR) family of companies is one of the nation’s leading specialized insurers. With nearly $13.5 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by more than 30,000 agents and brokers, and has 9,300 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper.

Contacts
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com
Investors:     Christine Patrick, 312.661.4803, cpatrick@kemper.com